Exhibits 5.1 and 23.4

OPINION OF DAVIS POLK & WARDWELL

June 2, 2009
GHL Acquisition Corp.
300 Park Avenue, 23rd Floor
New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel for GHL Acquisition Corp., a Delaware company (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of (a) shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company; (b) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”) of the Company; and (c) the Company’s senior debt securities and subordinated debt securities (collectively, the “Debt Securities”), which may be issued pursuant to a senior debt indenture, between the Company and a designated trustee (the “Senior Debt Trustee”) (the “Senior Debt Indenture”) and a subordinated debt indenture between the Company and a designated trustee (the “Subordinated Debt Trustee” and, together with the Senior Debt Trustee, the “Trustees”) (the “Subordinated Indenture,” and together with the Senior Indenture, the “Indentures”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that:

1.           When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof) or upon conversion or exercise of any security offered under the Registration Statement (the “Offered Security”), in accordance with terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the Board of Directors, for the consideration approved by the Board of Directors (which consideration is not less than the par value of the Common Stock), such shares of Common Stock will be validly issued, fully-paid and non-assessable.

2.           Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designation relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement against payment therefor (in excess of par value thereof), such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

3.           When the Indentures and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustees and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

We note that the Company’s Certificate of Incorporation prohibits the issuance of any securities convertible, exercisable or redeemable into Common Stock, shares of Common Stock or Preferred Stock prior to an Initial Business Combination (as defined in the Company’s Certificate of Incorporation) that participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account (as defined in the Company’s Certificate of Incorporation) or that vote as a class with the Common Stock on an Initial Business Combination.  We have assumed for purposes of this opinion that no Offered Security will be issued until consummation of the Company’s Initial Business Combination.

In addition, in connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security.  We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law  or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Validity of the Securities” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell